Sara Reynolds

6222 Raytown Trfy 352

Raytown, MO 64133

Bigfoot Project Investments Inc

Dear Board of Directors and Officers:

It is with regret that I tender my resignation from Bigfoot Project Investments Ins board of directors and CFO/Secretary/Treasurer, effective immediately.

I am grateful for having had the opportunity to serve on the board of this fine organization from the beginning and I offer my best wishes for its continued success.

Sincerely,

/s/Sara Reynolds

Sara Reynolds